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                     August 2, 2021

       Richard Jian Liu
       Chief Financial Officer
       EHang Holdings Ltd
       Building C, Yixiang Technology Park
       No. 72 Nanxiang Second Road, Huangpu District
       Guangzhou, 510700
       People' Republic of China

                                                        Re: EHang Holdings Ltd
                                                            Form 20-F for the
Year Ended December 31, 2020
                                                            Filed June 15, 2021
                                                            File No. 001-39151

       Dear Mr. Liu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing